UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2010

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 326-5807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 13, 2010, the Board of Directors (“Board”) of Regions Financial Corporation (“Regions”) appointed Carolyn H. Byrd to the Regions’ Board, effective immediately. The appointment of Ms. Byrd increases the size of Regions’ Board to thirteen (13) members. Ms. Byrd is Chairman and Chief Executive Officer of GlobalTech Financial, LLC and has served in that capacity since 2000. Ms. Byrd has been assigned to the Audit and Risk Committees of the Board. She has no relationships or transactions with Regions which are required to be disclosed, nor are there any arrangements or understandings with other persons pursuant to which she was selected as a Director. On May 19, 2010 (the “grant date”), Ms. Byrd was awarded a grant of restricted stock under the Regions Financial Corporation 2010 Long Term Incentive Plan, pursuant to Regions’ compensation program for Directors that applies uniformly to all non-employee Directors. The number of shares of restricted stock granted is that number of shares having a fair market value of $60,000, based on the reported closing price of Regions common stock on the grant date. The restricted stock is subject to a continued service requirement, and the restrictions lapse on the third anniversary of the grant date, or possibly earlier in the case of Ms. Byrd’s death or disability or upon termination without cause following a change in control of Regions. Ms. Byrd was also appointed a Director of Regions Bank, a wholly-owned subsidiary of Regions.

For additional information, see the press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated May 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: May 19, 2010